Leasing agreement

Party A: Guangzhou Xiangsheng Rental Service (Lessor)
Party B: Guangzhou Zhelian Transportation Co.,Ltd (Tenant)

Property Location:
Party B is agreed to lease warehouses and open space premises situated at 100 Zeng Cha Road East Side, Guang-Qing Highway (pass by State Road 107), Guangzhou, P.R. China. Its main business operation is warehousing and subleasing. The construction area acknowledged by both parties is 9176 square meters.

Rental period:
From June 24th, 2009 to July 30th, 2020. The Rental will start from June 24th, 2009.

Rental amount:

（a）	Total rental lasts 133 months (i.e. 11 years and 1 month), which has been divided into 5 periods with a rental rate increased of 15% for each period.
（b）	The rental amount would be RMB￥86,530 for the first period from June 24th, 2009 to July 31st 2010.
（c）	The rental amount would be RMB￥99,468 per month for the second period from August 1st , 2009 to July 31st 2012.
（d）	The rental amount would be RMB￥114,425 per month for the third period from August 1st , 2012 to July 31st 2015.
（e）	The rental amount would be RMB￥131,584 per month for the fourth period from August 1st , 2015 to July 31st 2018.
（f）	The rental amount would be RMB￥151,312 per month for the fifth period from August 1st , 2018 to July 31st 2020.

Payment time:
(a)	Party B have to pay the rental to Party A on or before 10th of each month, with a daily default payment amounted one thousandth of the monthly rental, payable to Party A.
(b)	Water and Electricity bills need to be paid directly to Shijing Herding and Aquatic Company by Party B.